                                                                    EXHIBIT 28.1

                                 PROMISSORY NOTE

$602,500.00                                              Hickory, North Carolina
                                                         April 17, 2001


         FOR VALUE RECEIVED the undersigned, PF Management, Inc., promises to pay to S & D Land Co, LLC, the principal sum of SIX HUNDRED TWO THOUSAND FIVE HUNDRED and No/100 Dollars ($602,500.00), with interest from even date herewith, at the rate of Ten Percent (10%) per annum on the unpaid balance until paid or until default, both principal and interest payable in lawful money of the United States of America, at 3445 East Main Street, Claremont, North Carolina 28610, or at such place as the legal holder hereof may designate in writing. The principal and interest shall be due and payable as follows:

         In nineteen (19) quarterly payments of $30,125.00 principal plus accrued interest, the first such payment of principal plus accrued interest being due and payable on July 15, 2001, and each successive payment of principal plus accrued interest being due and payable each three (3) months thereafter until April 15, 2006, on which date the entire principal balance and any accrued interest thereon will be due and payable.

         Unless otherwise provided, this Note may be prepaid in full or in part at any time without penalty or premium. Partial payments shall be applied to installments due in reverse order of their maturity.

         In the event of default in payment of any installment of principal or interest hereof as the same becomes due and such default is not cured within ten
(10) days from written notice to cure, then in such event the holder, at his option, may without further notice, declare this Note in default and accelerate the remainder of the debt as due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. The unpaid principal of this Note, and any part thereof, accrued interest and all other sums due under this Note shall bear interest at the rate of Fifteen percent (15%) per annum after default until paid.

         The undersigned maker hereby waives presentment for protest, demand, and dishonor and all other notices or demands whatsoever, excepting notice of nonpayment above, and agrees to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any extension or extensions of time for the payment of principal and interest.

         Upon default the holder of this Note may employ an attorney to enforce the holder's rights and remedies, and the undersigned maker of this Note hereby agrees to pay to the holder reasonable attorney's fees not to exceed fifteen percent (15%) of the outstanding balance owing on said Note, plus all other reasonable expenses incurred by the holder in exercising any of the holder's rights and remedies upon default.

         This Note is governed and construed in accordance with the laws of the State of North Carolina.

         This Note is given in consideration of the purchase of 106,100 common shares of Pierre Foods, Inc. from the holder.

         IN TESTIMONY WHEREOF, the undersigned corporate maker has caused this instrument to be signed in its corporate name by its President, its corporate seal to be hereunto affixed, and attested by its Secretary, by order of its Board of Directors, as of the day and year first above written.


ATTEST:                               PF MANAGEMENT, INC.



/s/ Brian D. Davis                    By: /s/ David R. Clark
---------------------------------        --------------------------------------
Brian D. Davis                           David R. Clark
Secretary                                President

(Corporate Seal)